Exhibit 99.01

CONTACT:

Collin Earnst

Vice President, Communications

Houghton Mifflin

617-351-5113

collin_earnst@hmco.com

HOUGHTON MIFFLIN ACQUIRES EDUSOFT

BOSTON—December 8, 2003—Houghton Mifflin Company today announced the acquisition of Edusoft, a San Francisco, California based assessment platform provider. Terms of the agreement were not disclosed.

Edusoft, founded in 2000, provides a unique standards-based assessment platform that helps school districts improve student achievement through better access to performance data and instructional tools. Edusoft is the first assessment platform to allow immediate access to online student performance results and customized instructional tools based on the automatic scoring of plain paper tests. By delivering meaningful information to superintendents, principals and teachers, Edusoft empowers educators to target instruction where it is needed most.

“The accountability requirements of NCLB have made measuring and benchmarking student performance an integral part of the education process,” said Tony Lucki, Houghton Mifflin president and CEO. “Edusoft helps teachers assess student progress on state standards and create customized instruction using content from their current textbook—regardless of their chosen publisher. This type of flexibility has a dramatic impact on classroom instruction and student progress.”

Edusoft will continue to operate out of San Francisco, retaining its management, research and development, client services, and sales and marketing staff. As a division of Houghton Mifflin, Edusoft will benefit from the Company’s 170 years of experience developing quality educational content. At the same time, Edusoft will continue to offer the same open-content assessment platform, allowing educators to use materials from any publisher’s textbook or exam program.

“Houghton Mifflin is a clear leader in providing quality educational materials to school districts around the nation. The combination of Edusoft’s assessment platform with the depth of Houghton Mifflin’s instructional resources and expertise will, more than ever before, enable school districts to truly close the loop between instruction, assessment and remediation,” said Edusoft Co-Presidents Jay Kimmelman and Daniel Yates. “Our companies are thrilled to work together to provide districts with this critical educational solution.”

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About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin combines its tradition of excellence with a commitment to innovation. The Company’s website can be found at www.hmco.com.

About Edusoft

San Francisco-based Edusoft is one of the leading providers of assessment platforms for public education in the United States. The Company was founded in 2000 with the mission to use the power of technology to address the greatest needs of public education—helping teachers teach and students learn. By delivering meaningful information to educators at all levels, Edusoft makes it practical for superintendents, principals and teachers to make informed decisions about improving student achievement on an everyday basis. The Company’s website can be found at www.edusoft.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect Houghton Mifflin’s current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs, criterion-referenced testing, and the Iowa Tests of Basic Skills; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas, and Florida, and our share of that spending;

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(v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology, and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly-published titles and new electronic products; (x) the ability of Riverside and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the success of Riverside’s entry into the scoring business and the criterion-referenced testing business; (xiv) the potential effect of a continued weak economy on sales of K-12, college and general interest publications; (xv) the risk that our well-known authors will depart and write for our competitors; and (xvi) the effect of changes in accounting, regulatory, and/or tax policies and practices.

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